From the Desk of Wayne Shurts

Sysco Colleagues,

At the heart of Sysco’s substantial commitment to transform our business into a more profitable and efficient company is the conversion of our technology platform. We’ve achieved numerous successes in our deployments thus far, and we remain firmly committed to moving forward.

Over the past few months, we have assessed the requirements for successfully continuing on our deployment path and the other business technology initiatives that ultimately will make it easier for our customers and suppliers to do business with Sysco. One of our assessments is that the 212˚ and Information Technology (IT) teams need to be working together as one team.

As a result, we are reorganizing these teams into a unified organization, which will be called “Business Technology.”  This organization will integrate the 212˚ and Information Technology (IT) teams so that business process and technical resources work together even more closely.  In addition, we will move toward a structure that ensures Business Technology is aligned with key business functions and our IT Centers of Expertise reflect our managed services environment.

Effective immediately, the Business Technology Leadership Team will include these direct reports to me:
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John Holzem will oversee the development of technology applications and infrastructure, including the management of the transition to a managed services environment.  Reporting to John are Ernie Dries, Sudha Desai, Don Harrison, Leslie Cage, Mike Florance, Reenie Askew, Lorraine Kelly and Gordan Prendergast (who also dual reports to Jennifer Greer-Glanville).

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Jennifer Greer-Glanville will oversee the development of 212˚ solutions, including deployment, technology optimization, enterprise product management, release management and organizational effectiveness.  Reporting to Jennifer are Gary Russell (also member of the Business Technology Leadership Team), Evelyn McFaden, Mark Crump, Gordan Prendergast, and Tim Cash (who also dual reports to Paul Moskowitz).

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Shannan Horner will oversee the implementation of all 212˚ functional business processes (sales, support channels, wholesale, distribution, agreements, finance, and HR).  Reporting to Shannan are Melissa Clark, Joe Don Eilers, David McKee, Peter Winder and Stacy Libow (who also dual reports to Tim Cash).

Several other Sysco leaders will provide important cross-functional representation as members of the Business Technology Leadership Team. They will maintain their current reporting relationships:
•	Keith Miller, Market President-212˚ Deployment
•	Chris Davis, VP-SBS Process Development (as was recently announced)
•	Ashley Michael, Lead HR Business Partner-Corporate
•	To be named, Finance Business Partner

Given this new Business Technology organization, Jim Hope and Twila Day will move to senior advisory roles for Sysco through the end of the fiscal year.   I know you join me in both recognizing and expressing appreciation to Jim and Twila for their leadership and contributions to our business transformation journey.

The Business Technology team appreciates your support and looks forward to partnering with you as we proceed down the path of transforming our industry-leading business where we all – as One Sysco – work together to help our customers succeed.

Wayne